Exhibit 99.1

NEWS RELEASE

Barry S. Logan	Watsco, Inc.
Senior Vice President	2665 S. Bayshore Drive - Suite 901
(305) 714-4102	Coconut Grove, FL 33133
e-mail: blogan@watsco.com	(305) 714-4100
Fax: (305) 858-4492
www.watsco.com

For Immediate Release:

Watsco Reports Record Second Quarter

Sales, Earnings and Earnings Per Share

Diluted EPS Grows 38% to 72 Cents Per Share on a 9% Sales Increase

MIAMI, FLORIDA, July 22, 2004 – Watsco, Inc. (NYSE:WSO) today announced record operating results for the second quarter and six months ended June 30, 2004.

Second Quarter Results

Diluted earnings per share grew 38% to 72 cents, reflecting record sales, gross profit, gross profit margin, operating income, operating margin and net income.

Sales increased 9% to $373 million, including an 8% increase in same-store sales of residential and light-commercial HVAC products. Gross profit grew 14% to $96 million, with gross profit margin expanding 100 basis-points to 25.8% from 24.8%. Selling, general and administrative expenses increased 4% (3% on a same-store basis) and, as a percentage of revenues, decreased by 100 basis-points to 17.1%.

Operating income advanced 41% to $32.3 million, with operating margins expanding 200 basis-points to 8.7%. Net interest expense decreased 26% to $1.2 million from a 29% decrease in average borrowings. Net income increased 44% to $19.4 million.

Six-Month Results

Diluted earnings per share grew 45% to a record 97 cents, reflecting higher sales, enhanced gross profit margins, effective leveraging of operating costs and lower borrowing costs.

Sales increased 9% to $651 million, including a 7% increase in same-store sales of residential and light-commercial HVAC products. Gross profit grew 13% to a record $168 million, with gross profit margin expanding 90 basis-points to 25.7% from 24.8%. Selling, general and administrative expenses increased 5% (2% on a same-store basis) and, as a percentage of revenues, decreased by 70 basis-points to 19.0%.

Operating income increased 45% to a record $44.0 million, with operating margins expanding 170 basis-points to 6.8%. Net interest expense decreased 25% to $2.3 million from a 28% decrease in average borrowings. Net income increased 51% to a record $26.0 million.

Cash flow provided by operations was $12.1 million for the quarter and a use of cash of $13.3 million for the six-months in response to seasonal demand. Cash flow is expected to grow substantially by the end of 2004 as the second half of the year is typically a strong seasonal period for cash flow. Long-term debt at June 30, 2004 declined 25% to $60.1 million compared to $80.2 million a year ago. The Company’s debt-to-total capitalization ratio improved to 13% at June 30, 2004 versus 19% a year ago.

Albert H. Nahmad, President & Chief Executive Officer commented, “This quarter’s outstanding results represent a break-through for the Company as each major operational and financial metric has reached a record level and has combined to produce a terrific growth rate in earnings per share. These results also reflect our ability and continued emphasis on providing customers the products and services they desire. We are optimistic that the momentum of the first-half of 2004 will continue and produce another record year of performance.”

Watsco will be holding its investor conference call today, July 22, 2004 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 318 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products and insurance coverage risks. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Percentage Change	Six-Months Ended June 30,		Percentage Change
	2004	2003		2004	2003
Revenue	$372,636	$340,516	9%	$651,351	$597,914	9%
Cost of sales	276,538	256,172		483,806	449,784

Gross profit	96,098	84,344	14%	167,545	148,130	13%

Gross profit margin (1)	25.8%	24.8%		25.7%	24.8%

SG&A expenses	63,841	61,468	4%	123,499	117,700	5%

Operating income	32,257	22,876	41%	44,046	30,430	45%

Operating margin (2)	8.7%	6.7%		6.8%	5.1%

Interest expense, net	1,159	1,565	(26)%	2,314	3,077	(25)%

Income before income taxes	31,098	21,311	46%	41,732	27,353	53%
Income tax expense	11,711	7,885		15,716	10,121

Net income	$19,387	$13,426	44%	$26,016	$17,232	51%

Basic earnings per share	$0.76	$0.54	41%	$1.02	$0.69	48%
Diluted earnings per share	$0.72	$0.52	38%	$0.97	$0.67	45%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	25,455	25,016		25,384	25,069
Diluted earnings per share	26,920	25,786		26,821	25,787

(1)	Gross profit margin represents gross profit divided by revenue.
(2)	Operating margin represents operating income divided by revenue.

Segment Information:

(Unaudited)

	Quarter Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Distribution	$367,793	$334,099	$641,733	$584,831
Staffing	4,843	6,417	9,618	13,083

Total	$372,636	$340,516	$651,351	$597,914

Operating income (loss):
Distribution	$36,956	$26,336	$52,597	$37,572
Staffing	(104)	(350)	(136)	(759)
Corporate	(4,595)	(3,110)	(8,415)	(6,383)

Total	$32,257	$22,876	$44,046	$30,430

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$16,548	$36,339
Accounts receivable, net	174,123	137,678
Inventories	243,297	194,267
Other	11,998	9,244

Total current assets	445,966	377,528
Property and equipment, net	20,396	22,066
Goodwill and other assets	136,103	135,501

Total assets	$602,465	$535,095

Accounts payable and accrued liabilities	$149,509	$107,831
Current portion of long-term obligations	104	172

	149,613	108,003
Borrowings under revolving credit agreement	30,000	30,000
Long-term notes	30,000	30,000
Deferred income taxes and other liabilities	5,482	6,223

Total liabilities	215,095	174,226

Shareholders’ equity	387,370	360,869

Total liabilities and shareholders’ equity	$602,465	$535,095

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